Exhibit 99.1

Health Insurance Innovations, Inc. Reports Fourth Quarter and Fiscal 2014 Financial and Operating Results

Record 2014 Revenue of $89 million, Up 57% from 2013

Q4 2014 Adjusted Earnings per Share of $0.12

Full Year 2014 Adjusted Earnings per Share of $0.38

TAMPA, Fla., March 18, 2015 — Health Insurance Innovations, Inc. (NASDAQ:HIIQ) (“HII” or “Company”) is a leading developer, distributor and virtual administrator of affordable, cloud-based individual health insurance plans and ancillary products. HealthPocket, Inc., a subsidiary of HII (“HealthPocket”), is the most comprehensive consumer comparison shopping website for health insurance plans. HII today reported consolidated financial and operating results for the fourth quarter and full fiscal year ended December 31, 2014. The Company will host a conference call and webcast at 5:00 p.m. EDT, Wednesday, March 18, 2015.

Fourth Quarter 2014 Consolidated Financial Highlights

•	Record revenue of $26.5 million, an increase of 67.7% over $15.8 million in the fourth quarter of 2013. This was HII’s twelfth straight quarter of sequential quarterly revenue growth.

•	Total collections from customers, which our industry refers to as premium equivalents, was $45.7 million, representing 65.0% growth from $27.7 million in the fourth quarter of 2013. See the Reconciliation of Premium Equivalents to Revenues and Adjusted Gross Margin in this press release.

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.8 million for the fourth quarter of 2014, up 55% compared to $1.8 million for the same period in 2013. See Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA included within this press release.

•	Net income per diluted share for the fourth quarter of 2014 was $0.01 compared to net income of $0.06 per diluted share in the fourth quarter of 2013.

•	Adjusted EPS, also referred to as Net Income per Share was $0.12 for the fourth quarter of 2014, up 50% compared to $0.08 in the fourth quarter of 2013. See Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share within this press release.

•	Cash generated from operations during 2014 was $2.0 million. At December 31, 2014, the Company had $14.7 million in cash and short-term investments and no long-term debt.

“We were pleased that we exceeded our annual revenue guidance with a record revenue quarter and delivered strong profit growth as well. We also continued to make good progress on our strategic priorities and positioning the business for long term sustainable growth,” said Michael Kosloske, HII’s Chief Executive Officer and President.

Full Year 2014 Consolidated Financial Highlights

•	Record annual revenues of $88.8 million, representing a 56.9% increase from fiscal year 2013, exceeding external guidance of 50% growth vs. prior year.

•	Record premium equivalents of $156.0 million, representing a 56.0% increase from fiscal year 2013.

•	Adjusted gross margin of $41.7 million, representing 79.7% growth from $23.2 million in 2013. For the full year, the ratio of adjusted gross margin to premium equivalents was 26.8% in 2014, compared to 23.2% for 2013.

•	Adjusted EBITDA of $8.1 million, up 37% compared to $5.9 million in 2013.

•	Net income of $0.4 million, compared to net loss of $8.4 million for the fiscal year ended 2013.

•	Cash generated by operations during the year was $2.0 million and the Company had cash and short term investments totaling $14.7 million as of the end of fiscal year 2014.

•	Record policies in force as of December 31, 2014, totaled 106,243, a 44.2% increase from 73,686 at December 31, 2013.

•	Net loss per diluted share for the year ended 2014 was $0.06 compared to net loss of $0.70 per diluted share in the fiscal year ended 2013.

•	Adjusted EPS or Net Income per Share was $0.38 for the year ended in 2014, up 40.7% compared to $0.27 for the fiscal year ended in 2013.

HealthPocket, Inc. Update

Headquartered in Mountain View, CA, HealthPocket was acquired by HII in July 2014. HealthPocket provides consumers with access to its leading health insurance information, search and comparison technology through its website, www.healthpocket.com. This free website allows consumers to easily compare and rank all health insurance plans available.

HealthPocket’s key metrics for the fourth quarter were as follows:

•	Record Health Plan Queries of 930,000, representing 74% growth in the number of queries over the third quarter of 2014. A Health Plan Query is registered for each consumer that receives a health insurance quote on www.healthpocket.com.

•	Record Client Referrals of 256,000, representing 144% growth over the number of referrals in the third quarter of 2014. Client Referrals are targeted phone and online referrals sold by HealthPocket to fulfillment partners or handled in-house by one of HII’s owned call centers.

•	Referral Mix of 73%. Referral Mix is the percentage of Client Referrals that are Obamacare, short term medical and ancillary product category referrals, with the remainder being Medicare referrals.

“We were very pleased with the strong sequential growth in our two key growth metrics, health plan queries and client referrals. Client referrals more than doubled from the third to the fourth quarter and we achieved our goal to fulfill more than 50% of our targeted referrals through HII and its strategic distribution partners,” said Bruce Telkamp, CEO of HealthPocket, Inc.

Fourth Quarter and Annual 2014 Financial Discussion

Comparability between the years ended December 31, 2014 and 2013 is affected by acquisitions during those years. For the year ended December 31, 2014, we operated as two operating segments: 1) Insurance Plan Development and Distribution (“IPD”) and 2) HealthPocket (“HP”). For the year ended December 31, 2013, we operated as a single operating segment: IPD. The IPD segment comprises our business activities in designing, implementing and administering STM and other products and the distribution of those products to consumers via our distribution network or online purchases. The HP segment comprises the business activities of HealthPocket, including the development of HealthPocket.com and the generation of referral-based and other revenues. The financial discussion below is made at a consolidated level. Refer to the table that shows the financial results of our operating segments for the year ended December 31, 2014 in this press release.

Fourth quarter revenues of $26.5 million and premium equivalents of $45.7 million increased by 67.7% and 65.0%, respectively, over the same metrics for the fourth quarter of 2013. For the full year, 2014 revenues increased 56.9% to $88.8 million compared to 2013. Premium equivalents increased 56.0% to $156.0 million for 2014, compared to $100.0 million in 2013. The increases were primarily due to the increase in the number of policies in force as a result of our continuing expansion of our distribution network. A reconciliation of premium equivalents to revenues for the three months and annual periods ended December 30, 2014, and 2013, is in the financial supplement included in this press release. By policy type, the 2014 fourth quarter mix of revenues was as follows: 55% short-term medical, 15% hospital indemnity, and 30% ancillary products for the fourth quarter; and 59% short-term medical, 19% hospital indemnity, and 22% ancillary products for all of 2014.

Adjusted gross margin, which is calculated starting with revenues and then adjusted for third party commissions, and credit card and ACH fees, increased to $11.9 million or 26.0% of premium equivalents for the fourth quarter of 2013, compared to $7.7 million of adjusted gross margin and 27.8% of premium equivalents in the same period in 2013. For the full year, adjusted gross margin was $41.7 million or 26.8% of premium equivalents, compared to $23.2 million or 23.2% of premium equivalents in 2013. A reconciliation of premium equivalents to revenues and adjusted gross margin for the three months and years ended December 31, 2014 and 2013 is included within this press release.

Selling, general and administrative (“SG&A”) expenses were $10.0 million in the fourth quarter, compared to $7.9 million in 2013. For the year, SG&A expenses were $37.5 million, an increase of $13.5 million from 2013. For both the quarter and the year, the increase in G&A expense was primarily driven by transaction expenses, the impact of acquisitions and investments in growth initiatives to drive sustainable growth in 2015 and beyond.

During the fourth quarter of 2014, the Company had pre-tax income of $0.8 million in comparison to pre-tax loss of $1.0 million in the fourth quarter of 2013. For the full year, the Company reported pre-tax income of $0.5 million in comparison to a pre-tax loss of $8.4 million in 2013. The primary drivers of 2014 income were increase in revenues and relative decrease in incremental costs.

EBITDA (earnings before interest, taxes, depreciation and amortization) was $2.9 million for 2014 compared to $(7.1) million in 2013. Adjusted EBITDA is calculated starting with EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, contract termination costs, and other non-cash items such as stock-based compensation. Adjusted EBITDA was $8.1 million for 2014, compared to $5.9 million in 2013. A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA for 2014 and 2013 is included within this press release.

For the year ended 2014, cash generated in operations was $2.0 million compared to cash used from operations of $1.2 million in 2013. Cash and short term investments totaled $13.9 million at the end of Q4 and the Company has no debt. In December 2014, HII entered into a three year revolving line of credit for $15 million with SunTrust Bank, N.A. The establishment of this credit facility is consistent with the Company’s strategy of ensuring that the company has more than ample liquidity to fund operations.

2015 Outlook

HII will be providing specific guidance for 2015 full year results as part of its first quarter earnings call in early May, consistent with the timing of full year guidance provided last year and also due in part to rapidly changing market conditions and health care policy decisions.

Conference Call and Webcast

HII will host a conference call and webcast to discuss these results on Wednesday, March 18, 2015 at 5:00 p.m. Eastern Time. The toll free dial-in number is (877) 312-8797; the toll number is (678) 825-8236; the conference ID is 74267247. A webcast of the conference call may be accessed in the Investor Relations section of HII’s website at http://investor.hiiquote.com/events.cfm. The webcast will be archived for 30 days. Copies of the earnings release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. Copies of this press release and other financial information about HII may also be accessed in the Investor Relations section of HII’s website at www.hiiquote.com. The Company regularly posts or otherwise makes available information within the Investor Relations section of HII’s website that may be important to investors.

About Health Insurance Innovations, Inc.

Health Insurance Innovations, Inc. (“HII”) develops affordable, high-quality health insurance products through partnerships with best-in-class insurance carriers, distributed through licensed insurance agents as plan configurations customized for the individual consumer. These transactions take place via the industry’s first virtual administrator, an entirely cloud-based proprietary process —Quote-Buy-Print— providing proof-of-coverage to insured in minutes rather than weeks. HII is a data-driven digital business informed by its consumer division.

HII’s consumer division includes HealthPocket.com’s Research & Data business, the largest repository (of any kind) of health insurance information. Additional information about HII can be found at www.hiiquote.com.

About HealthPocket.com

HealthPocket.com is a free website that compares and ranks all health insurance plans available to an individual, family, or small business to allow consumers to make their best health plan decisions and reduce their out of pocket costs. HealthPocket uses only objective data from government, non-profit, and private sources that carry no conditions that might restrict the site from serving as an unbiased resource. HealthPocket, based in Mountain View, California, is an independently-managed subsidiary of HII. Additional information can be found at www.healthpocket.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in our business and anticipated changes and developments in the United States health insurance system and laws. Forward-looking statements are based on HII’s current assumptions, expectations and belief are generally identifiable by use of words “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” or similar expressions and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. These risks and uncertainties include, among other things, our ability to maintain relationships and develop new relationships with health insurance carriers and distributors, our ability to retain our members, the demand for our products, the amount of commissions paid to us or changes in health insurance plan pricing practices, our ability to integrate our acquisitions (including our July 2014 acquisition of HealthPocket, Inc.), competition, changes and developments in the United States health insurance system and laws, and HII’s ability to adapt to them, the ability to maintain and enhance our name recognition, difficulties arising from acquisitions or other strategic transactions, and our ability to build the necessary infrastructure and processes to maintain effective controls over financial reporting. These and other risk factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements are discussed in HII’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission as well as other documents that may be filed by HII from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. You should not rely on any forward-looking statement as representing our views in the future. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

HEALTH INSURANCE INNOVATIONS, INC.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Balance Sheets

(Unaudited)

($ in thousands, except share amounts)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$14,256	$17,054
Cash held on behalf of others	7,642	4,591
Investment proceeds receivable	—	15,000
Short-term investments	461	6,877
Accounts receivable, prepaid expenses and other current assets	2,332	963
Advanced commissions	5,973	2,596
Income taxes receivable	12	395

Total current assets	30,676	47,476
Property and equipment, net	526	389
Goodwill	41,076	18,014
Intangible assets, net	13,565	5,281
Other assets	329	489

Total assets	$86,172	$71,649

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$11,397	$7,074
Current portion of contingent consideration	2,647	1,945
Deferred revenue	64	882
Deferred tax liability	13	—
Due to member	229	916
Other current liabilities	189	187

Total current liabilities	14,539	11,004
Contingent acquisition consideration	1,753	1,931
Deferred tax liability	2,287	—
Due to member	387	423
Other liabilities	494	514

Total liabilities	19,460	13,872
Commitments and contingencies
Stockholders’ equity:
Class A common stock (par value $0.001 per share, 100,000,000 shares authorized; 7,900,085 and 5,309,594 shares issued, respectively; and, 7,852,941 and 5,179,713 outstanding, respectively)	8	5
Class B common stock (par value $0.001 per share, 20,000,000 shares authorized; 6,841,667 and 8,566,667 shares issued and outstanding, respectively)	7	9
Preferred stock (par value $0.001 per share, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Additional paid-in capital	42,647	28,787
Treasury stock, at cost (47,144 and 129,881 shares, respectively)	(347)	(1,563)
Accumulated deficit	(3,694)	(3,355)

Total Health Insurance Innovations, Inc. stockholders’ equity	38,621	23,883
Noncontrolling interests	28,091	33,894

Total stockholders’ equity	66,712	57,777

Total liabilities and stockholders’ equity	$86,172	$71,649

Health Insurance Innovations, Inc.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Consolidated Statements of Operations

(Unaudited)

($ in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues (premium equivalents of $45,664 and $27,746 for the three months ended December 31, 2014 ad 2013, respectively, and $156,039 and $100,002 for the year ended December 31, 2014 and 2013, respectively)	$26,530	$15,821	$88,758	$56,639
Cost of revenues	1,994	—	2,391	—

Gross margin	24,536	15,821	86,367	56,639

Operating expenses:
Third-party commissions	12,183	7,806	42,760	32,244
Credit cards and ACH fees	496	312	1,863	1,173
Contract termination	—	—	—	5,500
Selling, general and administrative	10,026	7,949	37,504	23,959
Depreciation and amortization	644	400	2,367	1,313

Total operating expenses	23,349	16,467	84,494	64,189

Income (loss) from operations	1,187	(646)	1,873	(7,550)

Other expense (income):
Interest expense (income)	4	(13)	(13)	1
Fair value adjustment of contingent consideration	213	389	1,103	453
Other expense	203	24	270	397

Net income (loss) before income taxes	767	(1,046)	513	(8,401)
Provision (benefit) for income taxes	295	(454)	90	18

Net income (loss)	472	(592)	423	(8,419)
Net income (loss) attributable to noncontrolling interests	398	(921)	762	(5,064)

Net income (loss) attributable to Health Insurance Innovations, Inc.	$74	$329	$(339)	$(3,355)

Per share data:
Net income (loss) per share attributable to Health Insurance Innovations, Inc.
Basic	$0.01	$0.07	$(0.06)	$(0.70)

Diluted	$0.01	$0.06	$(0.06)	$(0.70)

Weighted average Class A shares outstanding
Basic	7,597,868	4,925,541	6,057,976	4,813,222
Diluted	7,628,496	5,071,242	6,057,976	4,813,222

Health Insurance Innovations, Inc.

(Prior to February 13, 2013 Health Plan Intermediaries, LLC and Subsidiaries)

Segment Operating Results

(Unaudited)

($ in thousands)

For the year ended December 31, 2014, we operated as two operating segments: 1) Insurance Plan Development and Distribution (“IPD”), and 2) HealthPocket. For the year ended December 31, 2013, we operated as a single operating segment. The following table shows the financial results of our operating segments for the year ended December 31, 2014.

	Insurance Plan Development and Distribution	HP	Inter-Segment Eliminations	Consolidated Total
Revenues	$85,960	$3,258	$(460)	$88,758
Gross margin	85,960	867	(460)	86,367
Other operating expenses	80,720	1,867	(460)	82,127
Depreciation and amortization	1,730	637	—	2,367

Total operating expenses	82,450	2,504	(460)	84,494
Other expense	1,354	6	—	1,360
Net income (loss) before income taxes	2,156	(1,643)	—	513
Provision (benefit) for income taxes	757	(667)	—	90

Net income (loss)	$1,399	$(976)	$—	$423

Total assets as of December 31, 2014	$55,041	$31,723	$(592)	$86,172

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

For the Three Months and Year Ended December 31, 2014 and 2013

(unaudited)

(in thousands)

	Three months ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net income (loss)	$472	$(592)	$423	$(8,419)
Interest expense (income)	4	(13)	(13)	1
Depreciation and amortization	644	400	2,367	1,313
Provision for income taxes	295	(454)	90	18

EBITDA (1)	1,415	(659)	2,867	(7,087)

Non-cash stock based compensation	846	2,020	2,454	6,296
Fair value adjustment to contingent consideration	165	389	1,103	453
Transaction costs	23	—	776	301
Tax receivable agreement liability adjustment	(194)	49	—	423
Other non-recurring charges	500	—	863	—
Contract termination expense	—	—	—	5,500

Adjusted EBITDA (2)	$2,755	$1,799	$8,063	$5,886

(1)	EBITDA is defined as net income before interest expense, income taxes and depreciation and amortization. EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interest parties in the evaluation of companies. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including non-cash stock based compensation, fair value adjustment to contingent consideration, transaction costs, tax receivable agreement liability adjustment, contract termination expense and other non-recurring charges. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with U.S. GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Reconciliation of Premium Equivalents to Revenues & Adjusted Gross Margin

For the Three months and Year Ended December 31, 2014 and 2013

(Unaudited)

(in thousands)

	Three months ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Premium equivalents (1)	$45,664	$27,746	$156,039	$100,002
Less risk premium	18,189	11,236	63,900	40,922
Less amounts earned by third party obligors	945	689	3,381	2,441

Revenues	26,530	15,821	88,758	56,639
Cost of revenues	1,994	—	2,391	—

Gross margin	24,536	15,821	86,367	56,639
Third-party commissions	12,183	7,806	42,760	32,244
Credit card and ACH fees	496	312	1,863	1,173

Adjusted gross margin (2)	$11,857	$7,703	$41,744	$23,222

(1)	Premium equivalents is defined as the combination of premiums, fees for discount benefit plans, fees for distributors and our enrollment fees. Premium equivalents does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included premium equivalents in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of premium equivalents can provide a useful measure for period-to-period comparisons of our business. Premium equivalents has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(2)	Adjusted gross margin is defined as gross margin less third party commissions and credit card and ACH fees. Adjusted gross margin does not represent, and should not be considered as, an alternative to revenues, as determined in accordance with U.S. GAAP. We have included adjusted gross margin in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short-term and long-term operational plans. In particular, the inclusion of adjusted gross margin can provide a useful measure for period-to-period comparisons of our business. Adjusted gross margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Adjusted gross margin may not accurately reflect our costs of generating revenues in the periods presented.

Reconciliation of Adjusted EBITDA to Adjusted Net Income per Share

For the Three months and Year Ended December 31, 2014 and 2013

(Unaudited)

(in thousands except per share data)

	Three months ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Adjusted EBITDA (1)	$2,755	$1,799	$8,063	$5,886
Less depreciation	49	24	160	95

Adjusted pre-tax income	2,706	1,775	7,903	5,791
Income tax expense	1,028	675	3,003	2,201

Adjusted net income (2)	$1,678	$1,100	$4,900	$3,590

Total diluted share count	14,470	13,638	12,899	13,380

Adjusted net income per share (3)	$0.12	$0.08	$0.38	$0.27

(1)	Adjusted EBITDA is calculated as set forth above under Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.
(2)	Adjusted net income is computed by subtracting depreciation (but not amortization of intangible assets) from adjusted EBITDA to determine adjusted pre-tax income, from which an assumed tax expense calculated at the 38% federal statutory rate is deducted.
(3)	Adjusted net income per share is computed by dividing adjusted net income by the total number of diluted Class A and Class B shares for each period. We have included adjusted net income per share in this press release because it is a key measure used by our management to understand and evaluate our core operating performance and trends and because we believe it is frequently used by analysts, investors and other interested parties in the evaluations of companies. Other companies may calculate this measure differently than we do. Adjusted net income per share has limitations as an analytical tool, and you should not consider it in isolation or substitution for earnings per shares as reported under U.S. GAAP.

CONTACTS:

Health Insurance Innovations, Inc.:

Dirk Montgomery

Chief Financial Officer

(877) 376 5831 ext. 282

dmontgomery@hiiquote.com

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

(212) 966 3650

susan@sanoonan.com

Media Contact for HealthPocket.com:

Emily Cashel

Shirley & Banister Public Affairs

(703) 739 5920/(800) 536 5920

ecashel@sbpublicaffairs.com